                       Securities and Exchange Commission

                             Washington, D.C.  20549

                   __________________________________________


                                    FORM 8-K

                                 CURRENT REPORT

                    Pursuant to Section 13 or 15 (d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): April  2, 1997



                              AFFINITY GROUP, INC.
                              --------------------
             (Exact Name of Registrant As Specified in Its Charter)



                                    DELAWARE
                                    --------
                 (State or Other Jurisdiction of Incorporation)



          0-22852                                     13-3377709
 (Commission File Number)                  (IRS Employer Identification No.)



               64 Inverness Drive East, Englewood, Colorado  80112
               ---------------------------------------------------
          (Address of Principal Executive Offices)          (Zip Code)

       Registrant's telephone number including area code:  (303) 792-7284
                                                           --------------

ITEM 2:  ACQUISITION OR DISPOSITION OF ASSETS

   On April 2, 1997, Affinity Group, Inc. and its subsidiaries (the "Company") acquired the stock of Camping World, Inc. ("Camping World") for $108.0 million in cash, including $19.0 million for non-competition and consulting agreements with certain Camping World executives. In addition, Affinity Group Holding, Inc. ("AGH"), the Company's parent corporation, entered into management incentive agreements with certain Camping World executives pursuant to which up to an additional $15.0 million will be paid subject to Camping World achieving certain operating goals. Such contingent amounts will be payable in $1.0 million annual installments on the first four anniversaries of the closing and $11.0 million of the fifth anniversary of the closing. David B. Garvin, the Chairman and founder of Camping World, and Thomas A. Donnelly, the President of Camping World, have agreed to join the Company's Board of Directors.

   In addition, on April 2, 1997, the Company replaced its credit facility with a new $75 million credit facility which provides a term loan of $30 million (reducing in quarterly principal installments of $1.5 million) and a $45 million revolving credit facility. At April 2, 1997, the outstanding balance under the prior credit facility was $38.6 million which was repaid from the proceeds of the $30 million term loan under the new credit facility and the balance from a portion of the capital contribution made by AGH to the Company as discussed below.

   The purchase price of Camping World was funded through capital contributions by AGH, from the net proceeds from the April 2, 1997 issuance of $130 million in 11% senior notes due 2007 ("AGH Notes"), net of expenses and repayment of approximately $7.5 million of AGH's debt, together with draws on the Company's new $75 million credit facility.

   On March 6, 1997, the Company acquired the stock of Ehlert Publishing Companies ("Ehlert") for $22.3 million, of which $20.8 million was paid in cash at closing. In addition, a $1.5 million note (the "Ehlert Note") was issued to the seller of which $1.0 million has recently been paid. The balance of the Ehlert Note is payable on March 6, 1999, together with interest at 5% per annum. In addition, John Ehlert, the founder and principal stockholder of Ehlert, entered into a non-competition agreement for $200,000. Mr. Ehlert has agreed to join the Company's Board of Directors.

   The purchase price of Ehlert was funded primarily through borrowings under the Company's previous credit facility, $4 million in capital contributions to the Company from AGH, and the $1.5 million Ehlert Note.

   Camping World is a national specialty retailer offering recreational vehicle merchandise and services through 26 retail supercenters and mail order catalogs. Approximately 85% of Camping World's fiscal 1996 revenue were derived from sales to the approximately 465,000 members of its President's Club. Ehlert is a specialty publisher of sports and recreation magazines focusing on four niches: snowmobiling, personal watercraft, archery and all-terrain vehicles with a total circulation of approximately 1.4 million. As a result of the Camping World acquisition, the Company has over 1.7 million paying members enrolled in its recreational affinity clubs and has over 3.9 million names in its proprietary database targeted to the recreational activities of the Company's club members, including approximately 1.0 million new names from Camping World. As a result of the Ehlert acquisition, the circulation of the Company's publications exceeds 4.7 million

ITEM 7:  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

   (a)   Financial Statements of Business Acquired:

         Audited consolidated financial statements of Camping World, Inc. for the years ended September 30, 1996, 1995, and 1994.

         Interim unaudited consolidated financial statements of Camping World, Inc. for the three months ended December 31, 1996 and 1995.


   (b)   Pro forma Financial Information:

         Pro forma financial information as of December 31, 1996. The pro forma financial statements reflect purchase accounting adjustments for the Camping World, Inc. and Ehlert Publishing Group, Inc. stock acquired based on the terms of the Stock Purchase Agreements.

   (c)   Exhibits:

         The following exhibits are furnished in accordance with Item 601 of Regulation S-K:


              EXHIBITS                                       EXHIBIT NUMBER

     Stock Purchase Agreement dated as of                          2.1
     February 25, 1997, by and among the
     Shareholders of Camping World, Inc.
     and Affinity Group, Inc.

     Credit Agreement dated as of April 2,                         2.2
     1997 among Fleet National Bank, The
     Provident Bank and Affinity Group, Inc.

                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                             Affinity Group, Inc.
                                             --------------------
                                             (Registrant)


                                             By: /s/ Mark J. Boggess
                                                 -------------------------
                                                 Mark J. Boggess
                                                 Senior Vice President and
                                                 Chief Financial Officer
Date: April 16, 1997
      --------------

                SELECTED PRO FORMA COMBINED FINANCIAL STATEMENTS
                                   (UNAUDITED)

     The unaudited pro forma combined financial statements presented below for the year ended December 31, 1996, are derived from the Company's Consolidated Financial Statements and the notes thereto, Camping World's Consolidated Financial Statements and the notes thereto and Ehlert's Consolidated Financial Statements and the notes thereto. This summary should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation", the Company's Consolidated Financial Statements and the related notes thereto, included in the Company's December 31, 1996 Form 10-K, and Camping World's Consolidated Financial Statements and the notes thereto included herein.

     The unaudited pro forma combined statement of operations has been adjusted to give pro forma effect to (i) the capital contribution to the Company resulting from the issuance of the Affinity Group Holding, Inc.'s ("AGH") $130 million 11% senior notes due 2007 and issued April 2, 1997 (the "AGH Notes") and the application of the net proceeds therefrom, (ii) the acquisitions of Camping World and Ehlert (the "Acquisitions"), and (iii) identified cost savings, as if they had occurred as of January 1, 1996.

     The unaudited pro forma combined balance sheet has been adjusted to give pro forma effect to (i) the capital contribution to the Company resulting from the issuance of the AGH Notes and the application of the net proceeds therefrom and (ii) the Acquisitions, as if they had occurred as of December 31, 1996.

     The Acquisitions will be accounted for using the purchase method of accounting. Under purchase accounting, the total purchase price and fair value of liabilities assumed will be allocated to the tangible and intangible assets and liabilities based on their respective fair values as of the closing of such acquisitions. The pro forma combined balance sheet reflects preliminary estimates, which are subject to final determinations of the allocation of the purchase price. The pro forma adjustments represent management's preliminary determination of purchase accounting adjustments and are based upon available information and certain assumptions that the Company considers reasonable under the circumstances. Consequently, the amounts reflected in the pro forma combined balance sheet are subject to change. Management does not expect that differences between the preliminary and final purchase price allocation will have a material impact on the Company's financial position and/or results of operations.

     The unaudited pro forma combined financial statements do not purport to be indicative of the results that would have obtained had the above-described transactions been completed on the indicated dates or that may be obtained in the future.

                     AFFINITY GROUP, INC. AND SUBSIDIARIES

                        PRO FORMA COMBINED BALANCE SHEET

                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

                                  (UNAUDITED)

                                                                             DECEMBER 31, 1996
                                                         ----------------------------------------------------------
                                                                      CAMPING                              PRO FORMA
                                                          COMPANY      WORLD     EHLERT    ADJUSTMENTS     COMBINED
                                                         ----------  ---------  ---------  -----------    -----------
Cash and cash equivalents..............................  $    4,278  $   3,107  $      25   $  --          $    7,410
Inventories............................................       2,473     31,284     --             189 (1)      33,946
Other current assets...................................      23,591      4,713        654      --              28,958
                                                         ----------  ---------  ---------  -----------    -----------
Total current assets...................................      30,342     39,104        679         189          70,314
Property and equipment.................................      10,550     31,687        208      10,000 (2)      52,445
Intangible assets......................................     109,065      6,136        550      76,309 (3)     192,060
Other non-current assets...............................      34,171      2,308     --          (1,970)(4)      34,509
                                                         ----------  ---------  ---------  -----------    -----------
Total assets...........................................  $  184,128  $  79,235  $   1,437   $  84,528      $  349,328
                                                         ----------  ---------  ---------  -----------    -----------
                                                         ----------  ---------  ---------  -----------    -----------

Short-term debt and current portion of long-term
  debt.................................................  $    5,344  $  12,522  $  --       $ (10,322)(5)    $  7,544
Other current liabilities..............................      38,442     18,550        141        (350)(6)      56,783
                                                         ----------  ---------  ---------  -----------    -----------
Total current liabilities..............................      43,786     31,072        141     (10,672)         64,327
Deferred revenue, including current portion............      70,113      2,695      2,290      --              75,098
Long-term debt, net of current portion.................     142,031     24,646     --         (21,696)(5)     144,981
Other non-current liabilities..........................       7,632      5,124     --           4,000 (7)      16,756
Stockholder's equity (deficit).........................     (79,434)    15,698       (994)    112,896 (8)      48,166
                                                         ----------  ---------  ---------  -----------    -----------
Total liabilities and stockholder's equity (deficit)...  $  184,128  $  79,235  $   1,437   $  84,528       $ 349,328
                                                         ----------  ---------  ---------  -----------    -----------
                                                         ----------  ---------  ---------  -----------    -----------

                     AFFINITY GROUP, INC. AND SUBSIDIARIES

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

                                  (UNAUDITED)

                                                                        YEAR ENDED DECEMBER 31, 1996(9)
                                                         -------------------------------------------------------------
                                                                        CAMPING                             PRO FORMA
                                                           COMPANY       WORLD      EHLERT    ADJUSTMENTS   COMBINED
                                                         -----------  -----------  ---------  -----------  -----------
STATEMENT OF OPERATIONS:
  Net revenues.........................................   $ 139,979    $ 169,770   $  14,249   $    --       $ 323,998
  Cost applicable to net revenues......................      86,574      108,769       7,209      (5,182)(10)  197,370
                                                         -----------  -----------  ---------  -----------  -----------
  Gross profit.........................................      53,405       61,001       7,040       5,182       126,628
  Selling, general and administrative expense..........      16,326       48,795       4,797        (997)(11)   68,921
  Depreciation and amortization........................       8,340        2,380         178       3,113 (12)   14,011
                                                         -----------  -----------  ---------  -----------  -----------
  Income from operations...............................      28,739        9,826       2,065       3,066       43,696
  Interest expense, net................................     (16,518)      (3,078)        (15)      3,154(13)  (16,457)
  Other non-operating expense, net.....................        (996)      --              48         --          (948)
                                                         -----------  -----------  ---------  -----------  -----------
  Income from continuing operations before income
    taxes..............................................      11,225        6,748       2,098       6,220       26,291
  Income tax expense...................................      (6,144)      (2,773)     --          (4,228)(14) (13,145)
                                                         -----------  -----------  ---------  -----------  -----------
  Income from continuing operations....................   $   5,081    $   3,975   $   2,098   $   1,992   $   13,146
                                                         -----------  -----------  ---------  -----------  -----------
                                                         -----------  -----------  ---------  -----------  -----------

                     AFFINITY GROUP, INC. AND SUBSIDIARIES

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

                                  (UNAUDITED)

    The aggregate purchase price of Camping World and Ehlert, including related fees and expenses, is approximately $179.1 million. The purchase price has been allocated on a preliminary basis to the assets acquired based on estimated fair values at the date of acquisition with the excess of cost over fair value allocated to goodwill. Certain amounts of the total purchase price, specifically incentive management obligations of $10 million and underwriting fees of $3.9 million, will be incurred by the Company's parent, AGH, and, accordingly, have not been reflected below. The purchase price allocation to property and equipment, excluding land, will be amortized over the estimated useful lives ranging from 3 to 25 years. Goodwill will be amortized on a straight line basis over 40 years. Noncompete and consulting agreements will be amortized over the terms of the agreements, fifteen years. Financing costs will be amortized over the life of the debt (5 to 10 years).

    The preliminary allocation of the total purchase price to the assets acquired is as follows:

                                                                                  CAMPING
                                                                                   WORLD      EHLERT     COMBINED
                                                                                 ----------  ---------  ----------
PURCHASE PRICE:
  Cash paid at closing for stock and debt repayment............................  $   89,000  $  22,300  $  111,300
  Non-competition and/or consulting agreements.................................      19,000        200      19,200
  Fees and expenses............................................................       1,150      1,100       2,250
  Liabilities, at fair value...................................................      30,019      2,431      32,450
                                                                                 ----------  ---------  ----------
    Total......................................................................  $  139,169  $  26,031  $  165,200
                                                                                 ----------  ---------  ----------
                                                                                 ----------  ---------  ----------
PRELIMINARY ALLOCATION OF PURCHASE PRICE:
  Cash.........................................................................  $    3,107  $      25  $    3,132
  Inventories..................................................................      31,473     --          31,473
  Other current assets.........................................................       4,713        654       5,367
  Property and equipment.......................................................      41,687        208      41,895
  Other non-current assets.....................................................         338     --             338
  Intangible (including combined goodwill of $61,545)..........................      57,851     25,144      82,995
                                                                                 ----------  ---------  ----------
    Total......................................................................  $  139,169  $  26,031  $  165,200
                                                                                 ----------  ---------  ----------
                                                                                 ----------  ---------  ----------

    Pro forma adjustments reflect estimates which will be refined as additional information is obtained, particularly in the areas of fair value of property and equipment and related depreciation expense, and any adjustment to be made to the purchase price in accordance with the purchase agreements.

    Pro forma adjustments have been made to the Pro Forma Combined Balance Sheet to reflect the following:

(1) Record write-up of Camping World inventory from LIFO cost to estimated fair value in accordance with the purchase method of accounting.

(2) Record write-up in Camping World property and equipment acquired to estimated fair market value in accordance with the purchase method of accounting.

(3) Elimination of previously recorded Camping World and Ehlert goodwill ($6.2 million and $555,000, respectively) and the recording of goodwill, noncompete, consulting and fees and expenses resulting from the Acquisitions in accordance with the purchase method of accounting.

(4) Elimination of previously recorded Camping World deferred financing cost.

                     AFFINITY GROUP, INC. AND SUBSIDIARIES

                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

                                  (UNAUDITED)

(5) Record issuance of new $75 million senior credit facility consisting of $30 million term and $45 million revolver, net of repayment of existing senior credit facility and Camping World debt to be paid at closing.

(6) Elimination of Camping World liabilities to be paid at closing.

(7) Establishment of deferred income tax liability in accordance with the purchase method accounting.

(8) Record capital contributions made by AGH principally from the net proceeds of a $130 million senior note offering net of elimination of shareholders' equity of Camping World and Ehlert in accordance with the purchase method to accounting.


    Pro forma adjustments have been made to the Pro Forma Combined Statement of Operations to reflect the following:

(9) Amounts for Camping World are for its fiscal year ended September 30, 1996.

(10) Pro forma results include estimated cost savings which the Company expects to realize through: specific headcount reductions undertaken at the Company in anticipation of the Camping World acquisition; reductions in redundant costs associated with member acquisition, retention and renewal efforts principally related to reduced printing, paper, and fulfillment and mailing expenses; consolidation of the emergency road service programs; and consolidation of publishing operations. Although management intends to implement its cost savings prudently, there can be no assurance that all of the anticipated cost savings associated with these measures will be realized.

                                                                                               YEAR ENDED
                                                                                            DECEMBER 31, 1996
                                                                                            -----------------

Headcount reduction--salaries.............................................................      $   2,250(a)
Headcount reduction--benefits.............................................................            563(a)
Reduction in redundant cost associated with member acquisition, retention, renewals and
  magazine production.....................................................................          2,369(b)
                                                                                                   ------
                                                                                                $   5,182
                                                                                                   ------
                                                                                                   ------

    ----------------------------

   (a) In anticipation of the Camping World acquisition, the Company eliminated 58 employees in December 1996 resulting in annual pro forma savings of $2,250 in salary expense and an estimated $563 of related benefits expense savings.

   (b) The Company estimates that it can achieve $2,369 in annual cost savings from the following:

       - As a result of the estimated 250,000 overlapping club members in the Good Sam Club and the President's Club and through availability of lower cost channels from which to solicit club members, the Company expects to realize $1,474 in annual savings on printing, fulfillment and mailing expenses.

       - The Company expects to realize $387 in annual savings as a result of the consolidation of its emergency road service program.

       - Through the consolidation of publishing operations, the Company expects to realize $508 in savings principally on paper costs.

                     AFFINITY GROUP, INC. AND SUBSIDIARIES

                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

                                  (UNAUDITED)

(11) Elimination of Ehlert salaries, incentives, travel, entertainment, insurance, automobile and 401(k) costs.

(12) Record incremental amortization of intangible assets over 5 to 40 years and depreciation on write-up of property and equipment.

(13) Record incremental interest expense and elimination of interest expense incurred on indebtedness repaid at closing

                                                                                YEAR ENDED
                                                                             DECEMBER 31, 1996
                                                                             -----------------

Interest on acquired indebtedness repaid at closing................               $  3,575

  Offset by: Increase in senior secured indebtedness at 8.5%.......                   (421)
                                                                                   -------

                                                                                  $  3,154
                                                                                   -------
                                                                                   -------

(14) Record income tax effect on pro forma combined operations at an assumed effective rate of 50%.

                     AFFINITY GROUP, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS


CAMPING WORLD, INC.

Independent Auditors' Report..............................................  F-1

Consolidated Balance Sheets as of September 30, 1996 and 1995.............  F-2

Consolidated Statements of Earnings for the years ended September 30,
  1996, 1995 and 1994.....................................................  F-3

Consolidated Statements of Shareholders' Equity for the years ended
  September 30, 1996, 1995 and 1994.......................................  F-4

Consolidated Statements of Cash Flows for the years ended September 30,
  1996, 1995 and 1994.....................................................  F-5

Notes to Consolidated Financial Statements................................  F-6

Consolidated Balance Sheet as of December 31, 1996 (unaudited)............  F-17

Consolidated Statements of Operations for the three months ended December
  31, 1996 and 1995 (unaudited)...........................................  F-18

Consolidated Statements of Cash Flows for the three months ended December
  31, 1996 and 1995 (unaudited)...........................................  F-19

Notes to Consolidated Financial Statements (unaudited)....................  F-20

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
Camping World, Inc.
Bowling Green, Kentucky

    We have audited the consolidated balance sheets of Camping World, Inc. and subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the three years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Camping World, Inc. and subsidiaries as of September 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
November 22, 1996 (April 2, 1997 with respect to Note 14)
Nashville, Tennessee

                              CAMPING WORLD, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                             SEPTEMBER 30
                                                                                     ----------------------------
                                                                                         1996           1995
                                                                                     -------------  -------------
                                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents (Note 1)...............................................  $   3,785,159  $   2,572,876
  Trade accounts receivable, no allowance for doubtful accounts considered
    necessary (Note 2).............................................................        655,369      1,286,623
  Inventories (Notes 1 and 3)......................................................     27,327,936     24,741,370
  Vendor and other receivables.....................................................      3,252,447      2,041,837
  Prepaid expenses, deferred catalog costs and other (Note 1)......................      2,126,657      2,098,375
                                                                                     -------------  -------------
        Total current assets.......................................................     37,147,568     32,741,081
PROPERTY AND EQUIPMENT, net (Notes 1, 4 and 6).....................................     32,005,469     29,117,567

EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED, net of accumulated
  amortization of $1,547,323 and $1,354,027 (Note 1)...............................      6,184,465      6,377,761
OTHER ASSETS (Notes 1 and 5).......................................................      2,360,702      2,935,762
                                                                                     -------------  -------------
TOTAL..............................................................................  $  77,698,204  $  71,172,171
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                                      LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.................................................................  $  13,354,907  $  12,862,633
  Accrued expenses and other (Note 10).............................................      5,078,742      4,984,291
  Deferred income (Note 1).........................................................      2,383,056      3,235,453
  Income taxes payable (Notes 1 and 11)............................................        922,671        987,000
  Short-term borrowings (Note 6)...................................................      6,094,771      3,696,593
  Current maturities of long-term debt (Note 6)....................................      3,203,158      2,733,224
                                                                                     -------------  -------------
        Total current liabilities..................................................     31,037,305     28,499,194

DEFERRED INCOME TAXES (Notes 1 and 11).............................................      5,124,245      4,825,245

DEFERRED INCOME (Note 1)...........................................................        542,421        705,222

LONG-TERM DEBT (Note 6)............................................................     20,950,616     21,153,985

SUBORDINATED NOTES (Note 7)........................................................      3,374,354      3,334,853

COMMITMENTS AND CONTINGENCIES (Note 8)

SHAREHOLDERS' EQUITY: (Notes 1, 9 and 12)
  Common stock--Class A voting, $0.0l par value; authorized, 13,000,000 shares;
    issued and outstanding, 1,236,880 shares and 1,233,880 shares, respectively....         12,369         12,339
  Common stock--Class B nonvoting, $0.0l par value; authorized, 2,000,000 shares;
    issued and outstanding, 1,276,828 shares.......................................         12,768         12,768
  Additional paid-in capital.......................................................      1,202,641      1,161,551
  Retained earnings................................................................     15,441,485     11,467,014
                                                                                     -------------  -------------
        Total shareholders' equity.................................................     16,669,263     12,653,672
                                                                                     -------------  -------------
TOTAL..............................................................................  $  77,698,204  $  71,172,171
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                See notes to consolidated financial statements.

                              CAMPING WORLD, INC.

                      CONSOLIDATED STATEMENTS OF EARNINGS

                 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

                                                                       1996            1995            1994
                                                                  --------------  --------------  --------------
REVENUES:
Merchandise sales...............................................  $  147,254,869  $  143,344,126  $  137,711,646
Other revenues (Note 1).........................................      22,514,926      19,079,029      16,321,237
                                                                  --------------  --------------  --------------
  Total revenues................................................     169,769,795     162,423,155     154,032,883
COST RELATED TO MERCHANDISE SOLD AND OTHER REVENUES (Notes 1, 4
  and 8)........................................................     108,768,825     104,951,237     100,097,229
                                                                  --------------  --------------  --------------
  Gross profit..................................................      61,000,970      57,471,918      53,935,654

OPERATING EXPENSES:
  Selling, general and administrative expenses (Notes 1, 4, 8
    and 10).....................................................      51,175,164      49,667,616      44,754,811
                                                                  --------------  --------------  --------------
  Operating income..............................................       9,825,806       7,804,302       9,180,843
                                                                  --------------  --------------  --------------

OTHER INCOME (EXPENSE):
Interest income.................................................         523,377         438,063         380,221
Interest expense (Notes 1, 5, 6 and 7)..........................      (3,601,712)     (3,861,768)     (4,342,138)
Other...........................................................        --              --              (143,500)
                                                                  --------------  --------------  --------------
  Total other income (expense)..................................      (3,078,335)     (3,423,705)     (4,105,417)
                                                                  --------------  --------------  --------------
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEM...............       6,747,471       4,380,597       5,075,426
PROVISION FOR INCOME TAX EXPENSE (Notes 1 and 11)...............       2,773,000       1,796,000       2,081,000
                                                                  --------------  --------------  --------------
INCOME BEFORE EXTRAORDINARY ITEM................................       3,974,471       2,584,597       2,994,426
EXTRAORDINARY ITEM--Loss on early extinguishment of debt, less
  applicable income taxes of $240,000 (Note 6)..................        --              --               346,476
                                                                  --------------  --------------  --------------
NET INCOME......................................................  $    3,974,471  $    2,584,597  $    2,647,950
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------

                See notes to consolidated financial statements.

                              CAMPING WORLD, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

                                         CLASS A VOTING COMMON     CLASS B NONVOTING
                                                 STOCK                COMMON STOCK       ADDITIONAL                   TOTAL
                                         ----------------------  ----------------------    PAID-IN     RETAINED   SHAREHOLDERS'
                                          SHARES      AMOUNT      SHARES      AMOUNT       CAPITAL     EARNINGS      EQUITY
                                         ---------  -----------  ---------  -----------  -----------  ----------  -------------
BALANCE, SEPTEMBER 30, 1993............  1,200,000   $  12,000   1,200,000   $  12,000    $1,667,455  $6,234,467   $ 7,925,922

Exercise of stock options..............     21,000         210      --          --           52,290       --            52,500

Repurchase and retirement of common
  stock................................     (9,000)        (90)     --          --          (61,380)      --           (61,470)

Net income.............................     --          --          --          --           --        2,647,950     2,647,950
                                         ---------  -----------  ---------  -----------  -----------  ----------  -------------

BALANCE, SEPTEMBER 30, 1994............  1,212,000      12,120   1,200,000      12,000    1,658,365    8,882,417    10,564,902

Exercise of stock options and
  warrants.............................     58,630         587      76,828         768       37,898       --            39,253

Repurchase and retirement of common
  stock................................    (36,750)       (368)     --          --         (534,712)      --          (535,080)

Net income.............................     --          --          --          --           --        2,584,597     2,584,597
                                         ---------  -----------  ---------  -----------  -----------  ----------  -------------

BALANCE, SEPTEMBER 30, 1995............  1,233,880      12,339   1,276,828      12,768    1,161,551   11,467,014    12,653,672

Exercise of stock options..............      3,000          30      --          --           41,090       --            41,120

Net income.............................     --          --          --          --           --        3,974,471     3,974,471
                                         ---------  -----------  ---------  -----------  -----------  ----------  -------------

BALANCE, SEPTEMBER 30, 1996............  1,236,880   $  12,369   1,276,828   $  12,768    $1,202,641  $15,441,485  $16,669,263
                                         ---------  -----------  ---------  -----------  -----------  ----------  -------------
                                         ---------  -----------  ---------  -----------  -----------  ----------  -------------

                See notes to consolidated financial statements.

                              CAMPING WORLD, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

                                                                                 1996         1995         1994
                                                                              -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................................  $ 3,974,471  $ 2,584,597  $ 2,647,950
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization...........................................    2,186,434    1,943,395    1,813,444
    Amortization of debt related costs......................................      368,615      443,374      414,067
    Amortization of intangibles.............................................      193,296      193,296      193,296
    Amortization of deferred income on sale/leaseback.......................      (14,231)      (2,811)     --
    (Gain) loss on sale of property and equipment and other assets..........         (609)       5,062     (152,430)
    Extraordinary loss on debt extinguishment...............................      --           --           586,476
    Deferred income taxes...................................................      299,000      (44,000)      60,000
    (Increase) decrease in operating assets:
      Trade accounts receivable.............................................      631,254   (1,148,706)   1,566,286
      Inventories...........................................................   (2,586,566)     517,049   (3,832,037)
      Vendor and other receivables..........................................   (1,210,610)  (1,035,393)      90,866
      Prepaid expenses, deferred catalog costs and other....................      (28,282)     216,384     (952,706)
    Increase (decrease) in operating liabilities:
      Accounts payable and accrued expenses.................................      586,725    2,061,280    2,596,024
      Deferred income.......................................................   (1,000,967)   1,691,939      271,482
      Income taxes payable..................................................      (64,329)     112,014      670,359
                                                                              -----------  -----------  -----------
        Net cash provided by operating activities...........................    3,334,201    7,537,480    5,973,077

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment.......................................   (5,109,141)  (3,265,825)  (1,655,088)
  Proceeds from sale of property and equipment..............................        1,400       71,889      376,812
  Decrease (increase) in other assets.......................................      245,946     (670,834)    (233,091)
                                                                              -----------  -----------  -----------
        Net cash used in investing activities...............................   (4,861,795)  (3,864,770)  (1,511,367)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Additions to property held for sale/leaseback.............................   (2,715,986)  (3,818,575)     --
  Proceeds from sale/leaseback of property..................................    2,750,000    4,167,800      --
  Deferred financing costs..................................................      --           --        (1,752,868)
  Net increase (reduction) in short-term borrowings.........................    3,814,178     (866,606)   1,420,175
  Proceeds from issuance of long-term debt..................................    3,981,006      --        24,000,000
  Payments of long-term debt................................................   (5,130,441)  (1,935,945) (28,366,415)
  Exercise of stock options and warrants....................................       41,120       39,253       52,500
  Repurchase and retirement of common stock.................................      --          (535,080)     (61,470)
                                                                              -----------  -----------  -----------
        Net cash provided by (used in) financing activities.................    2,739,877   (2,949,153)  (4,708,078)
                                                                              -----------  -----------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........................    1,212,283      723,557     (246,368)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............................    2,572,876    1,849,319    2,095,687
                                                                              -----------  -----------  -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................................  $ 3,785,159  $ 2,572,876  $ 1,849,319
                                                                              -----------  -----------  -----------
                                                                              -----------  -----------  -----------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest (net of amounts capitalized)...................................  $ 3,501,893  $ 3,427,384  $ 4,080,708
                                                                              -----------  -----------  -----------
                                                                              -----------  -----------  -----------
    Income taxes............................................................  $ 2,537,218  $ 1,573,397  $ 1,110,922
                                                                              -----------  -----------  -----------
                                                                              -----------  -----------  -----------

                See notes to consolidated financial statements.

                              CAMPING WORLD, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    THE CONSOLIDATED FINANCIAL STATEMENTS of Camping World, Inc. (the "Company") include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany transactions have been eliminated. The Company operates 27 retail Supercenters and a mail order/telephone order catalog service offering a variety of merchandise and services to the owners of recreational vehicles.

    CASH AND CASH EQUIVALENTS principally consist of demand deposits and repurchase agreements at banks with maturities less than three months.

    INVENTORIES are generally valued at the lower of cost or net realizable market value. Inventory costs are charged to cost of goods sold primarily by the last-in, first-out (LIFO) method.

    CATALOG COSTS associated with the production and mailing of the Company's direct mail catalogs and national media offerings are deferred and amortized over the periods in which the related revenues are generated, generally three months or less.

    PROPERTY AND EQUIPMENT are stated at cost, less accumulated depreciation and amortization. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets (ranging from three to twenty-five years). Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset (ranging from seven to fifteen years).

    EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED is amortized on the straight-line basis over forty years.

    LONG-LIVED ASSETS--The Company assesses the impairment of the value of property and equipment, excess of cost over fair value of net assets acquired and other long-lived assets from time to time utilizing valuation methodologies that reflect the current fair market value of the assets. Effective October 1, 1996, the Company will adopt the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. The Company does not expect the adoption of SFAS No. 121 to result in an adjustment to the financial statements at the date of adoption.

    OTHER ASSETS include deferred financing costs which are carried at cost less accumulated amortization. Deferred financing costs are amortized over the lives of the related borrowings using the effective interest rate method.

    THE PRESIDENT'S CLUB program consists of a program whereby customers pay a membership fee and are entitled to special mailings, promotions and discounts. Membership fees from the President's Club program are included in other revenues. The membership fees are deferred and recognized as revenues in proportion to the buying patterns of members.

    INCOME TAXES are accounted for in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES.

    INTEREST is capitalized on borrowed funds used to construct qualifying assets as part of the cost of the asset. Interest is capitalized using the Company's incremental borrowing rate or, where appropriate, the rate on borrowings specifically associated with a qualifying asset.

    STOCK OPTIONS--SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, is effective October 1, 1996 for the Company. The new standard encourages companies to adopt a fair value method of accounting for

                              CAMPING WORLD, INC.

                 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

employee stock options but allows companies to continue to account for those plans using the accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. The Company will adopt the disclosure requirements of the new standard in fiscal 1997 and plans to continue accounting for stock compensation using APB Opinion 25, making pro forma disclosures of net income as if the fair value method had been applied.

    MANAGEMENT ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CERTAIN RECLASSIFICATIONS of prior year amounts have been made to conform to the current year presentation.

2. TRADE ACCOUNTS RECEIVABLE AND CONCENTRATION OF CREDIT RISK

    The Company offers to its catalog customers various deferred installment payment plans ranging from three to twelve months. At September 30, 1996 and 1995, the Company had installment plan receivables of approximately $655,000 and $1,287,000, respectively. The Company also issues it own private label credit card through an independent financial institution. All receivables and related financing, credit approval, collection efforts, and supporting services on the private label credit card are provided without recourse to the Company by the independent financial institution.

    Except for the above mentioned financing arrangements offered to its customers, the Company accepts cash, checks, and major credit cards in full payment for goods and services at the point of sale. The Company's credit risk is minimal since no single customer accounts for a significant amount of business. The Company's retail stores are located in 17 states with eight locations in California and three in Florida. The retail market penetration covers the continental United States, except for the northeastern portion. The catalog operation ships to all fifty states and to a much lesser extent Canada, Japan and Europe.

3. INVENTORIES

    Inventories consist of finished goods purchased principally from manufacturers and are primarily valued at the lower of last-in, first-out (LIFO) cost or net realizable market value. If inventories had been stated at current cost, inventories would have increased by approximately $189,000 and $403,000 at September 30, 1996 and 1995, respectively.

                              CAMPING WORLD, INC.

                 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

4. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                                        SEPTEMBER 30,
                                                                ------------------------------
                                                                     1996            1995
                                                                --------------  --------------
Land..........................................................  $    9,840,907  $   10,710,584
Buildings.....................................................      17,307,343      16,751,974
Furniture, fixtures and equipment.............................      14,659,390      10,464,128
Leasehold improvements........................................         952,158         682,253
Capital projects-in-progress..................................       2,427,551       1,529,903
                                                                --------------  --------------
                                                                    45,187,349      40,138,842
Less accumulated depreciation and amortization................     (13,181,880)    (11,021,275)
                                                                --------------  --------------
                                                                $   32,005,469  $   29,117,567
                                                                --------------  --------------
                                                                --------------  --------------

    Interest costs capitalized were $303,035, $212,068 and $0, respectively, for the years ended September 30, 1996, 1995 and 1994. These costs related primarily to Supercenters constructed and subsequently sold/leased back during the years ended September 30, 1996 and 1995.

5. OTHER ASSETS

    Other assets consist of the following:

                                                                          SEPTEMBER 30,
                                                                    --------------------------
                                                                        1996          1995
                                                                    ------------  ------------
Deferred financing costs (net of accumulated amortization of
  $835,205 and $506,091)..........................................  $  1,969,565  $  2,298,679
Long-term deposits and other......................................       391,137       637,083
                                                                    ------------  ------------
                                                                    $  2,360,702  $  2,935,762
                                                                    ------------  ------------
                                                                    ------------  ------------

6. SHORT-TERM BORROWINGS AND LONG-TERM DEBT

    On May 31, 1994, the Company refinanced a major portion of its debt structure through an agreement (the "Credit Agreement") with a financial institution. The new facility aggregated $44 million and is comprised of three major loan arrangements. First, a new $24 million term loan was obtained to pay off the existing term loan and revolving credit note with the Company's former senior lending institution. Additionally, the remaining proceeds from the term loan and a portion of the available line of credit from a $10 million revolving loan with the new senior lending financial institution were used to pay off a $7.5 million senior subordinated note and $1 million each of the acquisition and junior subordinated notes (See Note 7). The third portion of the new facility is a $10 million commitment from the new senior lender for expansion of the number of the Company's retail Supercenters.

    This refinancing resulted in an approximate $586,000 write-off of deferred financing costs during 1994 related to the early retirement of existing debt described above.

                              CAMPING WORLD, INC.

                 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

6. SHORT-TERM BORROWINGS AND LONG-TERM DEBT (CONTINUED)

    Long-term debt consists of the following:

                                                                            SEPTEMBER 30,
                                                                      --------------------------
                                                                          1996          1995
                                                                      ------------  ------------
Term loan, interest on the first $19.5 million outstanding at the
  London Interbank Offered Rate (LIBOR) one month rate plus 3% (8.5%
  at September 30, 1996), interest on the remaining outstanding balance at the prime rate of interest plus 1.5% (9.75% at
  September 30, 1996) payable monthly, principal due in quarterly installments of $500,000 beginning January 1, 1995; the quarterly installments increase by $125,000 each year until the term loan expires on September 30, 2001.....................................  $ 20,125,000  $ 22,500,000

Revolving loan, interest at the prime rate of interest plus 1.5%
  (9.75% at September 30, 1996) payable monthly.....................     6,094,771     2,280,593

Expansion loans, interest at the LIBOR one month rate plus 3.5% (9%
  at September 30, 1996) payable monthly............................     3,000,000     1,416,000

Mortgage payable, interest at the rate of 7.25% at September 30,
  1996, monthly principal and interest payments of $20,470 through
  1998, collateralized by property with a net book value of
  approximately $1,064,000 at September 30, 1996....................       847,779     1,024,722

Installment notes payable, interest rates ranging from 9.25% to
  9.75% at September 30, 1996, monthly principal and interest payments ranging from $4,121 to $6,155 through 1997,
  collateralized by furniture, fixtures and equipment with a net
  book value of approximately $393,000 at September 30, 1996........       180,995       362,487
                                                                      ------------  ------------
                                                                        30,248,545    27,583,802

Less short-term borrowings..........................................    (6,094,771)   (3,696,593)

Less current maturities of long-term debt...........................    (3,203,158)   (2,733,224)
                                                                      ------------  ------------
                                                                      $ 20,950,616  $ 21,153,985
                                                                      ------------  ------------
                                                                      ------------  ------------

    Borrowings under the revolving loan are limited to the lesser of $10,000,000 or 55% of eligible inventory as defined in the Credit Agreement. The revolving loan expires September 30, 2001. As of September 30, 1996, $3,905,229 was available under the revolving loan. Borrowings under the revolving loan are expected to be repaid prior to September 30, 1997 and are classified as current at September 30, 1996. Borrowings under the expansion loan facility are limited to $10,000,000. The expansion loan facility expires October 1, 1999 at which point any outstanding balance becomes payable quarterly beginning January 1, 2000. As of September 30, 1996, $7,000,000 was available under the expansion loan facility. The weighted average interest rate on outstanding short-term borrowings was 9.47% and 9.60% for the years ended September 30, 1996 and 1995, respectively.

    The Credit Agreement contains restrictive covenants, the more significant of which require the Company to maintain certain interest coverage, fixed charge coverage, and adjusted total debt coverage ratios; certain minimum levels of earnings before interest, depreciation, amortization, and taxes; certain minimum levels of net worth; and prohibits cash dividends. In addition, certain limits are placed upon capital expenditures. At September 30, 1996, the Company was in compliance with these covenants.

                              CAMPING WORLD, INC.

                 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

6. SHORT-TERM BORROWINGS AND LONG-TERM DEBT (CONTINUED)

    Substantially all of the assets of the Company serve as collateral for loans outstanding under the Credit Agreement.

    The aggregate maturities of long-term debt subsequent to September 30, 1997 are as follows:

YEAR ENDING
SEPTEMBER 30,                                            AMOUNT
----------------------------------------------------  -------------

1998................................................  $   3,625,934
1999................................................      4,095,263
2000................................................      7,604,419
2001................................................      5,625,000
                                                      -------------
                                                      $  20,950,616
                                                      -------------
                                                      -------------

7. SUBORDINATED NOTES

    Subordinated notes consist of the following:

                                                                          SEPTEMBER 30,
                                                                    --------------------------
                                                                        1996          1995
                                                                    ------------  ------------
Acquisition subordinated notes....................................  $  2,000,000  $  2,000,000
Junior subordinated notes (net of discount of $125,646 and
  $165,147).......................................................     1,374,354     1,334,853
                                                                    ------------  ------------
                                                                    $  3,374,354  $  3,334,853
                                                                    ------------  ------------
                                                                    ------------  ------------

    The acquisition subordinated notes as amended May 31, 1994 bear interest at 16.5%, payable quarterly until maturity. The notes are due in various quarterly installments beginning September 2001 until maturity in June 2004.

    The junior subordinated notes as amended May 31, 1994 bear interest at 16.5%, payable quarterly until maturity. Assuming the amortization of the related discount to be additional interest, the stated rate of interest would be increased by 2.92%. The notes are due in various quarterly installments beginning September 2001 until maturity in August 2006.

    The acquisition and junior subordinated notes incorporate covenants applicable to the covenants in the Credit Agreement (See Note 6) and consist of notes payable to certain shareholders of the Company. Interest expense applicable to these subordinated notes was approximately $587,000 for each of the years ended September 30, 1996 and 1995 and $808,000 for the year ended September 30, 1994.

8. COMMITMENTS AND CONTINGENCIES

    The Company leases certain of its buildings under operating leases. Rental expense under such lease agreements was approximately $5,670,000, $4,676,000 and $4,470,000 for the years ended September 30, 1996, 1995 and 1994, respectively.

                              CAMPING WORLD, INC.

                 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

8. COMMITMENTS AND CONTINGENCIES (CONTINUED)

    Future minimum lease commitments at September 30, 1996 for all noncancelable operating leases are as follows:

YEAR ENDING
SEPTEMBER 30,                                                                       AMOUNT
-------------                                                                    -------------
1997...........................................................................  $   6,183,000
1998...........................................................................      5,915,000
1999...........................................................................      5,976,000
2000...........................................................................      6,062,000
2001...........................................................................      5,949,000
Thereafter.....................................................................     33,957,000
                                                                                 -------------
                                                                                 $  64,042,000
                                                                                 -------------
                                                                                 -------------

    Certain operating leases provide for five year renewal periods at the option of the Company.

    Certain operating leases result from sale/leaseback transactions. The terms of these leases are not substantially different from terms that an independent third-party lessor or lessee would accept. The Company has no continuing involvement in the leases as contemplated by SFAS No. 98, ACCOUNTING FOR LEASES.

    The Company leased seven, five and five facilities during the years ended September 30, 1996, 1995 and 1994, respectively, from partnerships in which the partners include shareholders of the Company in addition to unrelated parties. These leases are classified as operating leases. Payments made under these leases were approximately $2,103,000, $1,618,000 and $1,561,000 for the years ended September 30, 1996, 1995 and 1994, respectively. During the year ended September 30, 1996 the Company sold to and leased back one property from a partnership considered to be a related party for a price of $2,750,000. During the year ended September 30, 1995 the Company sold to and leased back one property from a partnership considered to be a related party for a price of $2,900,000. There were no sale/leaseback transactions during the year ended September 30, 1994.

    During the year ended September 30, 1996, the Company received notice of a condemnation action from the State of California--Department of Transportation indicating that the state was condemning one of the Company's Supercenters as a result of interstate highway expansion. Although the state has remitted a compensation award to the Company based upon an appraisal, the compensation portion of the case is pending and awaiting a trial date which is expected to occur during the fall of 1997. The carrying amount of the related property and equipment, reflected in the accompanying consolidated balance sheet as of September 30, 1996, exceeds the amount of the compensation award by approximately $550,000 and there is the potential for a loss in that amount. The Company has not recorded a provision for loss as of the date of the accompanying consolidated financial statements. The Company plans to vigorously pursue collection of the balance of the carrying value of the property. In the opinion of management the likelihood of an unfavorable outcome is not probable as of the date of the accompanying consolidated financial statements.

    The Company is a party to other legal proceedings incidental to its business. In the opinion of management, any ultimate liability with respect to these actions will not materially affect the consolidated financial position or results of operations of the Company.

                              CAMPING WORLD, INC.

                 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

9. SHAREHOLDERS' EQUITY AND REDEMPTION PROVISIONS

    The Class B common stock contains provisions whereby the stock will be converted into Class A common stock in the event of any one of the following occurrences: 1) the consummation of a public offering of the Class A common stock, 2) a sale of all of the Class A common stock, or 3) a merger or sale of all or substantially all of the assets of the Company. Voting powers are extended to Class B shareholders with regard to amending the corporate charter and authorizing material changes in the nature or form of the Company's business.

    Included in additional paid-in capital is the allocated amount for the fair value of detachable stock warrants issued in connection with the acquisition subordinated notes. Also included in additional paid-in capital is the allocated amount for the fair value of detachable stock warrants issued in connection with the junior subordinated notes.

    Outstanding warrants, issued in connection with the subordinated notes, represented 210,735 and 207,183 shares of Class A common stock at September 30, 1996 and 1995, respectively. All warrants outstanding at September 30, 1996 and 1995 were exercisable at a nominal exercise price.

    Under the terms of a Stockholder's Agreement, certain shareholders may require the Company to repurchase their outstanding shares of common stock and shares represented by the warrants issued with subordinated notes (representing in the aggregate 677,136 shares of Class A common stock and 1,276,828 shares of Class B common stock at September 30, 1996) for fair market value beginning on or after the later of payment of obligations under the Credit Agreement (see
Note 6) or September 30, 2001. At the Company's option, the same shares of common stock and shares represented by warrants may be repurchased at fair market value beginning September 30, 1996. The repurchase provisions terminate upon a firm commitment underwritten public offering, provided the underwriters value the equity of the Company at no less than $25 million. Classification of the related common stock and warrants associated with these repurchase rights is reflected as equity in the consolidated balance sheets of the Company as the repurchase rights have subsequently been eliminated through the acquisition of the Company's outstanding shares by Affinity Group, Inc. (see Note 14).

10. PROFIT-SHARING PLAN

    The Company has a profit sharing plan for substantially all employees. This plan provides for annual contributions based on employee deferrals. The Company may also make additional contributions as determined by the Board of Directors in excess of the required matching amounts. The Company accrued contributions of approximately $115,000, $99,000 and $75,000 to the plan for the years ended September 30, 1996, 1995 and 1994, respectively.

                              CAMPING WORLD, INC.

                 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

11. INCOME TAXES

    The provision for income taxes consists of the following:

                                                              YEAR ENDED SEPTEMBER 30,
                                                      ----------------------------------------
                                                          1996          1995          1994
                                                      ------------  ------------  ------------
Currently payable:
  Federal...........................................  $  2,059,000  $  1,513,000  $  1,677,000
  State.............................................       415,000       327,000       344,000
                                                      ------------  ------------  ------------
                                                         2,474,000     1,840,000     2,021,000
Deferred............................................       299,000       (44,000)       60,000
                                                      ------------  ------------  ------------
                                                      $  2,773,000  $  1,796,000  $  2,081,000
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

    A current income tax benefit of $240,000 was recognized during the year ended September 30, 1994 as a result of a loss on the early extinguishment of debt (see Note 6).

    The difference between the provision for income taxes and the amount that would be computed using statutory federal income tax rates is as follows:

                                                              YEAR ENDED SEPTEMBER 30,
                                                      ----------------------------------------
                                                          1996          1995          1994
                                                      ------------  ------------  ------------
Income taxes computed using federal statutory
  rates.............................................  $  2,294,000  $  1,489,000  $  1,726,000
State income taxes, net of federal income tax
  benefit...........................................       314,000       217,000       221,000
Amortization of excess of cost over fair value of
  net assets acquired...............................        79,000        79,000        79,000
Other...............................................        86,000        11,000        55,000
                                                      ------------  ------------  ------------
                                                      $  2,773,000  $  1,796,000  $  2,081,000
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

                              CAMPING WORLD, INC.

                 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

11. INCOME TAXES (CONTINUED)

    Deferred tax assets (liabilities) are comprised of the following:

                                                                         SEPTEMBER 30,
                                                                  ----------------------------
                                                                      1996           1995
                                                                  -------------  -------------
Deferred tax liabilities:
  Differences between book and tax basis of property............  $  (5,759,045) $  (5,648,245)
  Deferred catalog costs........................................       (209,083)      (232,680)
  Pre-opening expenses..........................................       (115,431)       (47,812)
  Other.........................................................        (80,143)       (50,919)
                                                                  -------------  -------------
                                                                     (6,163,702)    (5,979,656)
Deferred tax assets:
  Stock option compensation.....................................        434,231        451,149
  Deferred income...............................................        109,515        200,612
  Capitalized inventory costs...................................        197,731        170,645
  Accruals without economic substance...........................        225,610        231,200
  Other.........................................................         72,370        100,805
                                                                  -------------  -------------
                                                                      1,039,457      1,154,411
                                                                  -------------  -------------
Net deferred tax liability......................................  $  (5,124,245) $  (4,825,245)
                                                                  -------------  -------------
                                                                  -------------  -------------

    The Company provided no valuation allowance against deferred tax assets recorded as of September 30, 1996 and 1995 as the Company believes that all deferred assets will more likely than not be fully realizable in future taxable periods.

12. STOCK OPTIONS

    Under the 1991 Stock Option Plan (the "Plan"), options may be granted to key employees to purchase shares of Class A common stock at a price not less than 85% of the fair market value at date of grant, nor greater than 110%. The Plan permits the grant of options for a term of up to ten years, except in the case of an individual who, at the time of the grant, owns more than 10% of the Company, in which case the term of options is limited to five years.

                              CAMPING WORLD, INC.

                 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

12. STOCK OPTIONS (CONTINUED)

    A summary of the Plan activity follows:

                                                                 OUTSTANDING    PRICE RANGE
                                                                 -----------  ---------------
September 30, 1993.............................................     142,040   $ 2.50-$9.70
  Granted......................................................      30,000   $    6.83
  Exercised....................................................     (21,000)  $    2.50
  Cancelled....................................................      --             --
                                                                 -----------
September 30, 1994.............................................     151,040   $ 2.50-$9.70
  Granted......................................................      50,200   $    14.56
  Exercised....................................................      (3,750)  $    9.70
  Cancelled....................................................        (750)  $    9.70
                                                                 -----------
September 30, 1995.............................................     196,740   $ 2.50-$14.56
  Granted......................................................      27,675   $    13.28
  Exercised....................................................      (3,000)  $    13.28
  Cancelled....................................................      (1,750)  $    14.56
                                                                 -----------
September 30, 1996.............................................     219,665   $ 2.50-$14.56
                                                                 -----------
                                                                 -----------

    All outstanding options at September 30, 1996 and 1995 were exercisable. Exercisable options outstanding at September 30, 1994 were 150,290.

13. FAIR VALUES OF FINANCIAL INSTRUMENTS

    The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS. Fair values of cash and cash equivalents and short-term borrowings approximate cost due to the short period of time to maturity. Fair values of long-term debt approximate face value since the interest rate is floating with the market on a monthly basis. The Company believes that since the subordinated debt is held by major shareholders, the terms of this debt are unique, and the fact that there is no public market for these debt instruments, fair value cannot be determined on a reasonable basis.

14. SUBSEQUENT EVENTS

    On February 25, 1997 the shareholders entered into an agreement to sell the outstanding stock of the Company to Affinity Group, Inc. ("AGI"). The stock sale transaction closed on April 2, 1997 simultaneously with the closing of a note offering by the parent company of AGI. Additionally, certain executives and members of management of the Company entered into non-competition, consulting, and incentive compensation agreements with AGI.

    On February 7, 1997 Affinity Group Plans, Inc. (an entity not affiliated with AGI) and National Alliance Insurance Company filed a complaint in the United States District Court for the Eastern District of Missouri against the Company, a subsidiary of the Company, and two of the directors of the Company seeking damages in excess of $125 million (and punitive damages of a like amount) alleging breaches of contract, misrepresentations, misappropriation of information and breaches of fiduciary duty in connection with the Company's preliminary discussions with AGI to sell certain assets of the Company (excluding

                              CAMPING WORLD, INC.

                 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

14. SUBSEQUENT EVENTS (CONTINUED)

insurance marketing arrangements and related assets in which the plaintiffs have an interest). The shareholders of the Company and AGI have structured the sale as a stock sale. Under the stock sale agreement, the insurance marketing arrangements and related assets in dispute remain as assets of the Company. AGI has advised the plaintiffs in this litigation that it recognizes the contractual obligations of the Company relating to such marketing arrangements and that it intends to comply (and cause the Company to comply) with the terms of such insurance marketing arrangements. The Company and defendant directors believe the complaint to be without merit and that such litigation will not have a material adverse effect on the Company.

                              CAMPING WORLD, INC.

                           CONSOLIDATED BALANCE SHEET

                                  (UNAUDITED)

                                                                                                     DECEMBER 31,
                                                                                                         1996
                                                                                                     -------------
                                                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................................................................  $   3,107,408
  Trade accounts receivable, no allowance for doubtful accounts considered necessary...............        239,719
  Inventories......................................................................................     31,284,247
  Vendor and other receivables.....................................................................      2,620,851
  Prepaid expenses, deferred catalog costs and other...............................................      1,851,614
                                                                                                     -------------
        Total current assets.......................................................................     39,103,839

PROPERTY AND EQUIPMENT, net........................................................................     31,687,332
EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED, net of
   accumulated amortization of $1,595,650..........................................................      6,136,141
OTHER ASSETS.......................................................................................      2,307,818
                                                                                                     -------------
TOTAL..............................................................................................  $  79,235,130
                                                                                                     -------------
                                                                                                     -------------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.................................................................................  $  14,575,064
  Accrued expenses and other.......................................................................      3,974,629
  Deferred income..................................................................................      2,149,600
  Short-term borrowings............................................................................      9,202,317
  Current maturities of long-term debt.............................................................      3,319,871
                                                                                                     -------------
        Total current liabilities..................................................................     33,221,481

DEFERRED INCOME TAXES..............................................................................      5,124,180
DEFERRED INCOME....................................................................................        545,605
LONG-TERM DEBT.....................................................................................     21,261,483
SUBORDINATED NOTES.................................................................................      3,384,410
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Common stock--Class A voting, $0.0l par value; authorized, 13,000,000 shares; issued and
    outstanding, 1,236,880 shares..................................................................         12,369
  Common stock--Class B nonvoting, $0.0l par value; authorized, 2,000,000 shares; issued and
    outstanding, 1,276,828 shares..................................................................         12,768
  Additional paid-in capital.......................................................................      1,202,641
  Retained earnings................................................................................     14,470,193
                                                                                                     -------------
        Total shareholders' equity.................................................................     15,697,971
                                                                                                     -------------
TOTAL..............................................................................................  $  79,235,130
                                                                                                     -------------
                                                                                                     -------------

                See notes to consolidated financial statements.

                              CAMPING WORLD, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                                     THREE MONTHS ENDED DECEMBER
                                                                                                 31,
                                                                                     ----------------------------
                                                                                         1996           1995
                                                                                     -------------  -------------
REVENUES:
  Merchandise sales................................................................  $  28,425,483  $  25,110,010
  Other revenues...................................................................      5,152,192      4,397,508
                                                                                     -------------  -------------
    Total revenues.................................................................     33,577,675     29,507,518
COST RELATED TO MERCHANDISE SOLD AND OTHER REVENUES................................     21,570,360     18,635,579
                                                                                     -------------  -------------
        Gross profit...............................................................     12,007,315     10,871,939
OPERATING EXPENSES:
  Selling, general and administrative expenses.....................................     12,826,676     11,169,235
                                                                                     -------------  -------------
        Operating loss.............................................................       (819,361)      (297,296)
OTHER INCOME (EXPENSE):
  Interest income..................................................................        171,462         95,508
  Interest expense.................................................................       (930,393)      (948,157)
                                                                                     -------------  -------------
    Total other income (expense)...................................................       (758,931)      (852,649)
                                                                                     -------------  -------------
LOSS BEFORE INCOME TAX BENEFIT.....................................................     (1,578,292)    (1,149,945)
INCOME TAX BENEFIT.................................................................        607,000        471,000
                                                                                     -------------  -------------
NET LOSS...........................................................................  $    (971,292) $    (678,945)
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                See notes to consolidated financial statements.

                              CAMPING WORLD, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                                          THREE MONTHS ENDED
                                                                                             DECEMBER 31,
                                                                                     ----------------------------
                                                                                         1996           1995
                                                                                     -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.........................................................................  $    (971,292) $    (678,945)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization..................................................        646,035        499,490
    Amortization of debt related costs.............................................         88,932         87,869
    Amortization of intangibles....................................................         48,324         30,951
    Amortization of deferred income on sale/leaseback..............................         (3,984)        (2,109)
    Loss on sale of property and equipment and other assets........................       --                  374
    Deferred income taxes..........................................................       --               53,241
    (Increase) decrease in operating assets:
      Trade accounts receivable....................................................        415,650        769,085
      Inventories..................................................................     (3,956,311)    (2,562,418)
      Vendor and other receivables.................................................        631,596        355,768
      Prepaid expenses, deferred catalog costs and other...........................        846,115        411,226
      Increase (decrease) in operating liabilities:
        Accounts payable and accrued expenses......................................       (806,693)    (2,185,266)
        Deferred income............................................................       (226,288)      (580,125)
                                                                                     -------------  -------------
          Net cash used in operating activities....................................     (3,287,916)    (3,800,859)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment..............................................       (921,858)    (1,767,299)
  Increase in other assets.........................................................         (3,103)      (140,123)
                                                                                     -------------  -------------
          Net cash used in investing activities....................................       (924,961)    (1,907,422)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Additions to property held for sale/leaseback....................................       --             (343,924)
  Net increase in short-term borrowings............................................      3,107,546      5,635,769
  Proceeds from issuance of long-term debt.........................................      1,129,000      1,400,000
  Payments of long-term debt.......................................................       (701,420)      (599,929)
                                                                                     -------------  -------------
          Net cash provided by financing activities................................      3,535,126      6,091,916
                                                                                     -------------  -------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS...............................       (677,751)       383,635
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.....................................      3,785,159      2,572,876
                                                                                     -------------  -------------
CASH AND CASH EQUIVALENTS, END OF PERIOD...........................................  $   3,107,408  $   2,956,511
                                                                                     -------------  -------------
                                                                                     -------------  -------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest (net of amounts capitalized)..........................................  $     818,865  $     789,949
                                                                                     -------------  -------------
                                                                                     -------------  -------------
    Income taxes...................................................................  $     850,700  $     908,660
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                See notes to consolidated financial statements.

                              CAMPING WORLD, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. BASIS OF PRESENTATION

    The consolidated financial statements included herein include the results of Camping World, Inc. and subsidiaries (the "Company") in accordance with generally accepted accounting principles. These consolidated financial statements have not been audited, reviewed or compiled by the Company's independent auditors and they assume no responsibility for such consolidated financial statements. These interim consolidated financial statements should be read in conjunction with the consolidated financial statements and notes for the year ended September 30, 1996. In the opinion of management of the Company, these consolidated financial statements contain all adjustments of a normal recurring nature necessary to present fairly the financial position, results of operations and cash flows of the Company for the interim periods presented.

2. SUBSEQUENT EVENTS

    On February 25, 1997 the shareholders entered into an agreement to sell the outstanding stock of the Company to Affinity Group, Inc. ("AGI"). The stock sale transaction closed April 2, 1997 simultaneously with the closing of a note offering by the parent company of AGI. Additionally, certain executives and members of management of the Company entered into non-competition, consulting, and incentive compensation agreements with AGI.

    On February 7, 1997 Affinity Group Plans, Inc. (an entity not affiliated with AGI) and National Alliance Insurance Company filed a complaint in the United States District Court for the Eastern District of Missouri against the Company, a subsidiary of the Company, and two of the directors of the Company seeking damages in excess of $125 million (and punitive damages of a like amount) alleging breaches of contract, misrepresentations, misappropriation of information and breaches of fiduciary duty in connection with the Company's preliminary discussions with AGI to sell certain assets of the Company (excluding insurance marketing arrangements and related assets in which the plaintiffs have an interest). The shareholders of the Company and AGI have structured the sale as a stock sale. Under the stock sale agreement, the insurance marketing arrangements and related assets in dispute remain as assets of the Company. AGI has advised the plaintiffs in this litigation that it recognizes the contractual obligations of the Company relating to such marketing arrangements and that it intends to comply (and cause the Company to comply) with the terms of such insurance marketing arrangements. The Company and defendant directors believe the complaint to be without merit and that such litigation will not have a material adverse effect on the Company.